Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Disclosure of Portfolio Holdings: Release of Portfolio Holdings to Fund Service Providers and Other Third Parties,” “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report, dated November 26, 2019, on the financial statements of Artisan Developing World Fund, Artisan Global Discovery Fund, Artisan Global Equity Fund, Artisan Global Opportunities Fund, Artisan Global Value Fund, Artisan High Income Fund, Artisan International Fund, Artisan International Small-Mid Fund (formerly Artisan International Small Cap Fund), Artisan International Value Fund, Artisan Mid Cap Fund, Artisan Mid Cap Value Fund, Artisan Small Cap Fund, Artisan Sustainable Emerging Markets Fund (formerly Artisan Emerging Markets Fund), Artisan Thematic Fund and Artisan Value Fund (the portfolios comprising Artisan Partners Funds, Inc.) included in the Annual Report to Shareholders for the fiscal year ended September 30, 2019, in this Registration Statement (Form N-1A) of Artisan Partners Funds, Inc., to be filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 123 to the Registration Statement under the Securities Act of 1933 (File No. 33-88316) and in this Amendment No. 125 to the Registration Statement under the Investment Company Act of 1940 (File No. 811-8932).

/s/ Ernst & Young LLP

Minneapolis, Minnesota

January 28, 2020